              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                      OF
                           SERIES A PREFERRED STOCK
                          (PAR VALUE $.10 PER SHARE)
                                      OF
                            TRANSMEDIA NETWORK INC.


                       Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware

                  Transmedia Network Inc., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors at its meeting on Monday, September 27, 1999 adopted the following resolution creating a series of [4,149,378] shares of Senior Convertible Redeemable Preferred Stock, par value $.10 per share, designated as "Series A Preferred Stock":

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of Article Fourth of its Certificate of Incorporation, a series of Preferred Stock, par value $.10 per share of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                  1. Designation and Number. The designation of the series of preferred stock fixed by this resolution shall be "Series A Senior Convertible Redeemable Preferred Stock" (hereinafter referred to as "Series A Preferred Stock" or this "Series") and the number of shares constituting such series shall be [4,149,378].

                  2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.02 per share ("Common Stock") and (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to this Series or not specifically ranking by its terms senior to or on parity with this Series (collectively with the Common Stock, "Junior Securities"), in each case, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

                  3.  Dividends.

                  (a) General Dividend Obligation. (i) The holders of shares of this Series shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, and to the extent of funds legally available therefor, dividends per share (a) at the rate (the "Dividend Rate") of $0.145 per annum which shall be payable in cash (hereinafter referred to as "current dividends") quarterly in arrears, on the first business day of January, April, July and October of each year, commencing in January 2000 (each, a "Dividend Payment Date") and (b) at the rate of $0.145 per annum which shall not be payable currently but shall be deferred and shall accrue (hereinafter referred to as "deferred dividends") and shall be payable as hereinafter provided upon a conversion, redemption or liquidation, dissolution or winding up of the Corporation. The Corporation shall have the option and right to pay deferred dividends (or any portion thereof) currently.

                           (ii) In the case of the original issuance of shares
of this Series, such current dividends shall be cumulative from the date of issue. Dividends payable on shares of this Series shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

                           (iii) Dividends shall be payable to holders of record
of this Series as they appear on the books of the Corporation on each record date, not less than 15 days nor more than 60 days preceding the date for payment thereof, as may be fixed by the Board of Directors of the Corporation. Accrued current dividends not paid on a Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date.

                           (iv) If the funds legally available for the payment
of such dividends are insufficient to pay in full current dividends payable on all outstanding shares of this Series on any Dividend Payment Date, the total available funds may be paid in partial dividends to the holders of the outstanding shares of this Series ratably in proportion to the fully accrued current dividends to which they are entitled. In the event any portion of accrued current dividends payable on a Dividend Payment Date (whether or not declared) is unpaid as of the close of business on such Dividend Payment Date (a "Past Due Current Dividend"), the holders of shares of this Series shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, and to the extent of funds legally available therefor, an additional dividend per share (an "additional dividend") at an annual rate equal to the per share amount of the Past Due Current Dividend, multiplied by the Additional Dividend Rate. The Additional Dividend Rate applicable to an additional dividend that accrues by reason of any Past Due Current Dividend, shall be equal to the prime interest rate in effect on the Dividend Payment Date on which the Past Due Current Dividend first became payable (as announced by The Chase Manhattan Bank or, in the absence thereof, another bank or financial institution selected by the Board of Directors of the

Corporation) (the "Prime Rate") plus 6% for the first 90 days after the Dividend Payment Date with respect to such Past Due Current Dividend, and shall be increased by an additional 1/2% at the beginning of each subsequent 90 day period up to a maximum rate equal to the Prime Rate plus 7-1/2% per annum. All additional dividends shall be cumulative from the Dividend Payment Date for the Past Due Current Dividend by reason of which the additional dividend accrues.

                  (b) Participation. In addition to the dividends described in paragraph (a) above, in the event that the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution on its Common Stock (other than a dividend payable in shares of Common Stock or in rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock), then the holders of shares of this Series shall be entitled to receive from the Corporation with respect to each share of this Series held, a dividend or other distribution which is equivalent to the dividend or distribution that would be received by a holder of the number of whole shares of Common Stock into which a share of this Series is convertible pursuant to paragraph 5 hereof on the record date for such dividend or distribution.

                  (c) Limitation on Dividends. For so long as any shares of this Series are outstanding, no dividend (other than a dividend payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or other Junior Security and cash in lieu of fractional shares in connection with any such dividend) shall be declared or paid or set aside for payment on or with respect to Junior Securities, and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation (except in connection with a reclassification or exchange of Junior Securities through the issuance of other Junior Securities (and cash in lieu of fractional shares in connection therewith)) shall be made for any Junior Securities unless, in each case, the full amount of accrued and unpaid current dividends (whether or not declared) on all outstanding shares of this Series for all dividend periods ending on or before the date of payment of such dividend and the full amount of all accrued and unpaid additional dividends for all such periods shall have been paid or set apart for payment or contemporaneously are declared and paid. Subject to the foregoing limitations, dividends may be paid on the Common Stock or other Junior Security out of any funds legally available for such purpose when and as declared by the Board of Directors, provided that dividends are also paid or set apart for payment on the shares of this Series in accordance with subparagraph 3(b).

                  4.       Voting Rights.

                  (a) General Voting Rights. In addition to any voting rights provided by law and the special voting rights provided herein, the holders of shares of this Series shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, together with the holders of Common Stock and not as a separate class, on the basis of one vote for each share of Series A Preferred Stock held of record by such holders.

                  (b) Special Voting Rights. (iIf and whenever at any time or times current dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of current dividends due and payable thereon for six (6) quarterly dividend periods (consecutive or otherwise), then the number of directors constituting the Board of Directors shall be increased by two (2) and the holders of shares of this Series shall have the right, voting separately as a class (and, if any other series or class of stock is so entitled as provided in the certificate of designation of such series or in the Certificate of Incorporation, voting together with such other series or class collectively as a single class) to elect two (2) directors of the Corporation to fill such newly-created directorships.

                           (ii) Such special voting right may be exercised
initially either at a special meeting of the holders of this Series and such other series or class of stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all current dividends accumulated on this Series shall have been paid in full and all additional dividends with respect to such current dividends shall have been paid in full, at which time the special voting right of the holders of this Series to vote separately as a class with such other series or class of stock shall terminate and, if such voting right of the holders of this Series and all other series or class of stock so entitled shall have terminated, subject to the requirements of the General Corporation Law of Delaware, the term of the directors elected pursuant to subparagraph 4(b) shall terminate, subject to revesting on the basis set forth in subparagraph 4(b).

                           (iii) At any time when such voting right shall have
vested in holders of this Series, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the record holders of at least 10% of the aggregate voting power represented by the then outstanding shares of this Series and of any other class or classes of stock having voting power with respect to the election of such directors, addressed to the Secretary of the Corporation, call a special meeting of such holders for the purpose of electing directors pursuant to paragraph 4(b)(i). Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty-five (35) days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of at least 10% of the aggregate voting power represented by the then outstanding shares of this Series and of any such other series or class of stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this subparagraph 4(b)(iii) or such other place as is selected by such designated stockholder.

                                 Any holder of this Series who would be entitled
to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this subparagraph 4(b). Notwithstanding the provisions of this subparagraph 4(b), no such special meeting shall be called during a period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

                           (iv) At any meeting held for the purpose of electing
directors at which the holders of this Series and any other series or class of stock shall have the right to elect two (2) directors as provided herein, the presence in person or by proxy of the holders of a majority of the aggregate voting power represented by the then outstanding shares of this Series and such other series or class of stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such holders. At any such meeting or adjournment thereof (x) the absence of a quorum having such special voting right shall not prevent the election of directors other than those to be elected by the holders of shares having such special voting rights, and the absence of a quorum or quorums of the holders of capital stock entitled to elect directors other than those to be elected by the holders having such voting rights shall not prevent the election of directors to be elected by the holders having such special voting rights and (y) except as otherwise required by law, in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

                           (v) Any vacancy in the Board of Directors in respect
of a director elected by holders of shares of this Series (and, if it is entitled as provided in the certificate of designation of such series or in the Certificate of Incorporation, by any other series or class of stock) pursuant to the voting right created under this paragraph 4(b) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of shares of this Series and such other series or class of stock entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in subparagraph 4(b)(ii), or, if no such special meeting is called, at the next annual meeting of stockholders.

                           (vi) So long as any shares of this Series remain
outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least two-thirds in number of shares of this Series then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation so as to affect adversely the preferences, special rights or privileges or voting powers of shares of this Series; provided, that the issuance of any class or series of capital stock of the Corporation hereinafter created specifically ranking by its terms senior to or on parity with this Series as to payments of dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be deemed, for purposes of this subparagraph
(vi), to affect adversely the preferences, special rights and privileges of shares of this Series.

                           (vii) In exercising the voting rights set forth in
this paragraph 4(b), each share of this Series entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series or classes of stock.

                           (viii) No consent of holders of shares of this Series
shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any Junior Securities or
(iii) subject to subparagraph 4(b)(vi), the issuance of any shares of preferred stock.

                  5.       Conversion Rights.

                  (a) Optional Conversion. (i) Each whole share of this Series may be converted, at the option of the holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, a holder's right to so convert shares of Series A Preferred Stock shall terminate as to shares thereof that are redeemed by the Corporation on the redemption date therefor as provided in and subject to the terms and conditions of paragraph 7 hereof. The number of shares of Common Stock to which the holder of each share of this Series shall be entitled upon conversion shall be the product obtained by multiplying the number of whole shares of this Series to be converted by the Conversion Rate. The "Conversion Rate" shall be determined by dividing the sum of $2.41 plus all accrued and unpaid current dividends, additional dividends (if any), and deferred dividends thereon by $2.41 (the "Conversion Price"); provided, that if the Corporation fails to pay the redemption price of shares required to be redeemed in accordance with paragraph 7, the Conversion Price shall be reduced by 50% of the Conversion Price then in effect and shall remain at such reduced price until such failure is remedied. The Conversion Price shall be adjusted from time to time as set forth in subparagraph (e) hereof.

                           (ii) A holder of shares of this Series desiring to
convert all or a portion of the whole shares of this Series owned by such holder shall give written notice thereof to the Corporation. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of whole shares of this Series such holder desires to convert, together with cash, if any, required by subparagraph 5(c) hereof. The Corporation will, as soon as practicable thereafter, deliver to such holder or to such holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(d), with respect to any fractional shares otherwise issuable upon conversion and, in the event of a partial conversion, a certificate representing the balance, if any, of the whole shares of this Series represented by the surrendered certificate or certificates but not converted to Common Stock.

                           (iii) If a holder has delivered notice to the
Corporation of its desire to convert all or a portion of its shares of this Series, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(c) hereof, then all shares of this Series so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such holder shall be deemed, for all purposes to be a holder of the number of shares of Common Stock into which the shares of this Series such holder is entitled to receive pursuant to the terms of this paragraph 5, in each case as of the close of business on the date on which such conversion notice is delivered.

                  (b) Mandatory Conversion. The Series A Preferred Stock is subject to mandatory conversion as provided in this subparagraph 5(b).

                           (i) (A) Conversion by the Corporation. If (1) at any
time after [October 29], 2002, the closing price of the Common Stock, as reported by the New York Stock Exchange Composite Tape (or the composite reporting system of any other national securities exchange or quotation system on which the Common Stock of the Corporation is then traded or quoted) exceeds 200% of the Liquidation Preference, plus accrued and unpaid current dividends, additional dividends (if any) and deferred dividends thereon, for thirty consecutive days, or (2) at any time (x) the Corporation shall consummate an underwritten public offering of equity securities of the Corporation which results in gross proceeds to the Corporation or selling stockholders of $20 million and (y) either the price to public of the securities sold or the average of the high and low sales prices of the common stock of the Corporation on the date of the closing of the offering is not less than the Conversion Price then in effect, then the Corporation shall have the right, for a period of ninety
(90) days thereafter, to cause the automatic conversion of all outstanding shares of this Series at the Conversion Rate then in effect. The Liquidation Preference for each share of this Series shall be $2.41.

                               (B) Conversion by the Majority Holders. Holders
of a majority of the outstanding shares of this Series at any time shall have the right to cause the conversion of all outstanding shares of this Series at the Conversion Rate then in effect by delivering written notice thereof, sent by first class mail, postage prepaid, to the Corporation.

                           (ii) The Corporation shall give all holders of record
of shares of this Series prior written notice of the exercise by it or the majority holders, as the case may be, of the right set forth in this subparagraph 5(b) not less than thirty (30) days prior to the date upon which such conversion shall occur. Such notice shall specify the place designated for exchanging shares of this Series for shares of Common Stock, and shall be sent by first class mail, postage prepaid, to each holder of record of shares of this Series at such holder's address as shown in the records of the Corporation.

                           (iii) From and after the date of conversion, all
rights of the holders of any shares of this Series, as such, shall cease and terminate, regardless of whether the holders of such shares of this Series have tendered their certificates therefor in accordance with this subparagraph 5(b).

                  (c) Payment of Dividends. In the event that shares of this Series are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the holders entitled to receive dividends to the opening of business on the corresponding payment date designated for the payment of such dividends, the holder must also deliver to the Corporation an amount equal to the dividend payable with respect to such shares of this Series on such dividend payment date and shall continue to be entitled to receive such dividend on such dividend payment date. In the event that the date on which the shares are converted is the payment date designated for the payment of such dividends, such holder will be entitled to receive the dividend payable with respect to such shares of this Series and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Series A Preferred Stock.

                  (d) Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon conversion of this Series but, in lieu thereof, shall pay to a holder cash in an amount equal to such fraction multiplied by the closing price of the Common Stock, as reported by the New York Stock Exchange Composite Tape (or the composite reporting system of any other principal national securities exchange or quotation system on which the Common Stock is then listed or quoted) on the trading day prior to the date on which the shares are converted.

                  (e) Conversion Price Adjustments. (i) If, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or
(4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect at the opening of business on the record date for the determination of stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of this Series immediately prior thereto shall be adjusted so that the holder shall be entitled to receive, upon the conversion of such shares of this Series, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had its shares of this Series been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(e)(i) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any cash dividends (made out of current or accumulated earnings) on shares of Common Stock shall be made.

                           (ii) Except in respect of transactions described in
subparagraph 5(e)(i) above, if, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder thereof to acquire one share of Common Stock and such additional consideration paid or payable upon exercise or conversion of any such Right to acquire one share of Common Stock) is less than the lower of the then current Conversion Price or the closing price of the Common Stock (as reported by the New York Stock Exchange
Composite Transactions or any other national securities exchange or quotation system on which the Common Stock is then listed or quoted) for the trading day immediately preceding the dates of such sale or issuance (the "Current Common Stock Price"), the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Series A Preferred Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of this Series immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and the Current Common Stock Price and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the issuance or sale or the record date, as the case may be, multiplied by the Current Common Stock Price and (y) the aggregate consideration received or deemed to be received by the Corporation for the shares of Common Stock to be issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purposes of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

                           (iii) Except in respect of transactions described in
subparagraph 5(e)(i) above, if, prior to the date on which all shares of this Series are converted or redeemed, the Corporation shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends on the Common Stock described in paragraph 3(b) or in the last sentence of subparagraph 5(e)(i)), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of this Series shall be determined by multiplying (1) the number of shares of Common Stock theretofore receivable upon conversion of the shares of this Series by (2) a fraction of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board of Directors' good faith business judgment, shall be binding upon the holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) Upon the expiration of any Rights, if such shall
not have been exercised, the Conversion Price, to the extent that shares of this Series have not been converted or redeemed, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation (including for purposes hereof, any underwriting discounts or selling commissions paid by the Corporation) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, that no such readjustment shall have the effect of increasing the Conversion Price by a proportion (relative to the Conversion Price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, or grant of such Rights.

                                If the consideration provided for in any Right
or the additional consideration, if any, payable upon the conversion or exchange of any right shall be reduced, or the rate at which any Right is exercisable or convertible into or exchangeable for shares of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion Price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such readjustment the Conversion Price then in effect hereunder is thereby reduced.

                           (v) For the purposes of this paragraph 5: (x) the
consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Corporation and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, plus any expense paid or incurred by the Corporation and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation, and (3) in case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (1) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(e)(iv) relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing
(1) the total amount, if any, received by the Corporation as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the Corporation as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise, conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing clause (x) of this subparagraph 5(e)(v), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such number to protect against dilution) issuable upon the exercise, conversion or exchange of such Rights; and, (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(e)(i) and (iii), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

                           (vi) No adjustment in the Conversion Price shall be
required unless explicitly provided for in this paragraph 5 and unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(e)(vi)), would require an increase or decrease of at least five percent (5%) in such price; provided, that any adjustments which by reason of this subparagraph 5(e)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph 5(e)(vi) shall be made to the nearest cent.

                           (vii) No adjustment shall be made (1) upon conversion
of the Series A Preferred Stock, (2) upon exercise of options and/or warrants of the Corporation outstanding on the date hereof, (3) in respect of options hereafter granted to employees, officers or directors of or consultants to the Corporation, pursuant to stock option plans or other agreements in effect on the date hereof or hereafter adopted, (4) in respect of dividends or distributions declared, ordered, paid or made on the Common Stock in which shares of this Series may participate pursuant to subparagraph 3(b), and (5) in respect of any dividend of rights pursuant to a "poison pill" rights plan.

                           (viii) Whenever the Conversion Price is adjusted
pursuant to any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determine as provided in the paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then holders of record at their addresses as the same appear on the stock records of the Corporation.

                  (f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversions of all the then outstanding shares of this Series (including all shares issuable in payment of deferred dividends) and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock. The Corporation shall use its best efforts to obtain, prior to or concurrently with the first issuance of this Series, the authorization for the listing of such shares and the shares of Common Stock issuable upon conversion of this Series on The New York Stock Exchange and shall use its best efforts to maintain for as long as any share of this Series shall be outstanding such authorization or authorization for the listing of such shares on a national securities exchange or quotation system. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a holder of shares of Common Stock or conversion of the Series A Preferred Stock by such holder.

                  6.       Liquidation

                  (a) Priority. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive, before any distribution or payment is made upon the Common Stock or any other Junior Securities, an amount per share equal to $2.41, plus all accrued but unpaid current dividends, additional dividends (if any), and deferred dividends to such date (collectively, the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets and funds available for distribution to stockholders shall be insufficient to permit payment to the holders of this Series of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation available to the holders of this Series shall be distributed ratably among such holders in proportion to the number of shares of this Series A Preferred Stock owned by each such holder. Except in the case of a "deemed liquidation" (as defined below) , after the Liquidation Payments are made to the holders of the shares of this Series, any remaining assets and funds of the Corporation shall be distributed to holders of this Series and the Common Stock and any Junior Securities, ratably, on the basis that all shares of this Series are deemed to have been converted into Common Stock in accordance with the terms hereof..

                  (b) Certain Transactions Deemed a Liquidation. If (i) the Corporation consolidates or merges into or with any other corporation or corporations or any other entity or entities, or (ii) the Corporation sells or transfers all or substantially all its assets, or (iii) a majority of the then outstanding capital stock of the Corporation is sold in a transaction, and any such transaction results in the stockholders of the Corporation immediately prior to the transaction possessing less than fifty percent (50%) of the voting securities of the surviving entity, then the

Corporation shall treat such merger, consolidation, sale or transfer as a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 6 (a "deemed liquidation"), unless the transaction is approved by the holders of a majority of the shares in this Series then outstanding. Upon a deemed liquidation, the holders of shares of this Series shall receive from the Corporation the Liquidation Payments. From and after the date of a deemed liquidation, all rights of the holders of any shares of this Series, as such, shall cease and terminate, such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor other than the Liquidation Payments.

                  (c) Notice. Written notice of a liquidation, dissolution or winding up (including the transactions described in paragraph (b) above), stating a payment date, the estimated amount of the Liquidation Payments and the place where the Liquidation Payments shall be payable shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment dated stated therein, to each holder of record of this Series at such holder's address as the same appears on the stock records of the Corporation.

                  7.       Redemption.

                  (a) Optional Redemption. (i) Subject to the holders' rights of conversion under subparagraph 5(a), the Corporation may, at its option (by action of the Board of Directors) and out of funds legally available therefor,
(x) redeem all outstanding shares of this Series at any time after [October 29], 2004, or (y) redeem at least one-third of the outstanding shares of this Series, ratably, at any time during the 12-month period following [October 29], 2004, 2005 and 2006, respectively, in each case at a redemption price per share equal to the Liquidation Preference plus all accrued but unpaid dividends (including all additional dividends and deferred dividends, if any) thereon (the "redemption price"), subject, in each instance, to the holders' prior rights of conversion under subparagraph 5(a); provided, however, that if record ownership of any shares of this Series has changed subsequent to the record date for any dividend that has been declared but not paid as of the redemption date, the redemption price with respect to such shares shall not include an amount equal to such declared but unpaid dividend on such shares and the holder of such shares as of the record date for such declared but unpaid dividend shall be entitled to payment of such dividend on the designated date for payment of such dividend. With respect to all shares of this Series for which record ownership has not changed subsequent to the record date for any dividend that has been declared but not paid as of the redemption date, holders of such shares on such redemption date shall, in lieu of receiving such dividend payment on the date designated for payment thereof, receive such dividend payment together with all other accumulated and unpaid dividends, if any, as part of the redemption price on the date fixed for redemption (unless such holders convert such shares in accordance with Section
5 hereof, in which case such holders, subject to the provision of subparagraph 5(c) hereof, will receive such payment on the date designated for payment of such dividend).

                           (ii) In the event the Corporation shall redeem shares
of this Series in accordance with this subparagraph 7(a), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than ninety (90) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. For purposes of determining the holders entitled to receive notice of a redemption in accordance with this paragraph 7(a), the Board of Directors of the Corporation may set a record date, which record date shall not be more than ten days prior to the date of mailing such notice, and in the absence of Board action setting such record date, the record date for determining the holders entitled to receive notice of a redemption in accordance with this subparagraph 7(a) shall be the date immediately preceding the date of giving such notice. Each such notice shall state: (i) the redemption date or dates, if the Corporation elects to effect such redemption in one-third increments; (ii) the total number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and any requirements as to endorsement of assignment for transfer; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that conversion rights of the shares to be redeemed shall continue until the close of business redemption date (provided no default by the Corporation in the payment of the redemption price shall have occurred and be continuing, in which event such conversion rights shall continue until such shares are actually redeemed, exchanged or converted), and the conversion rate at the time applicable.

                  (b) Effect of Redemption. (i) If notice shall have been given as provided in subparagraph 7(a)(ii) and the Corporation shall have set apart or provided monies at the time and place specified for the payment of the redemption price pursuant to such notice, including any accrued and unpaid current dividends, additional dividends (if any), and deferred dividends, then from and after the redemption date, whether or not certificates for such shares have been surrendered for cancellation, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon) shall cease; provided that the Corporation shall not be required to redeem any shares of this Series which have been converted to Common Stock prior to the close of business on the redemption date. Upon surrender to the Corporation or its designated agent (in accordance with the notice) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

                           (ii) Any shares of this Series which have been
redeemed or converted shall, after such redemption or conversion, ave the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

                  (c) Failure to Redeem. In the event that on any date fixed for redemption pursuant to paragraph 7, the Corporation does not have sufficient funds legally available to permit the redemption of shares requested or required to be redeemed, those funds which are legally available for such payment shall be used to redeem the maximum number of shares of this Series, selected by lot or in such other manner as the Board of Directors may determine.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen E. Lerch, its Executive Vice President.

                                       TRANSMEDIA NETWORK INC.




                                       By:
                                          --------------------------------
                                          Stephen E. Lerch
                                          Executive Vice President